Exhibit 99.1

PRESS RELEASE Massey Energy Company 4 North Fourth Street, Richmond, VA

COMPANY CONTACT:	Roger Hendriksen	FOR IMMEDIATE RELEASE
	Director, Investor Relations (804) 788-1824	August 16, 2010

MASSEY ENERGY ANNOUNCES THE ADDITION OF TWO NEW

DIRECTORS TO ITS BOARD

RICHMOND, VIRGINIA, AUGUST 16, 2010 — Massey Energy Company (NYSE: MEE) announced today the appointment of two new Directors to its Board: Mr. Robert B. Holland III of Dallas, Texas and Ms. Linda J. Welty of Greensboro, Georgia. Each will be subject to election by shareholders in 2012.

“Each of these individuals brings to our Board of Directors a record of achievement in international business, a reputation for sound judgment, and strong leadership skills that will strengthen our board and benefit both the shareholders and management of Massey Energy,” said Admiral Bobby R. Inman (ret.), the Company’s Lead Independent Director. “Their additions will help us build an ever more successful company.”

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Mr. Holland has served in a variety of roles throughout his career. He is Executive Co-Chairman of Max Petroleum plc, an oil exploration company which trades on the AIM division of the London Stock Exchange, where he serves on the compensation committee and as audit committee chairman. Since July 2009, Mr. Holland also has served as a member of the board of directors and the compensation committee of Financial Guaranty Insurance Corporation, a bond and mortgage insurer. He has served on the boards of directors of the following U.S. publicly-traded companies during the previous five years: Pier 1 Imports, Inc., a specialty retail company, and Affiliated Computer Services, Inc., a provider of business process outsourcing and information technology services. From 2002 until 2006, Mr. Holland represented the United States on the Board of Executive Directors of the World Bank. During that time, he served on the World Bank’s audit committee. He holds a law degree from the University of Texas Law School, having practiced corporate law at Jackson Walker LLP and as General Counsel of Triton Energy Limited, a New York Stock Exchange listed international exploration company that was sold to Amerada Hess.

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Ms. Welty is an experienced global business executive with a record of redirecting and rejuvenating various business enterprises, initiating and leading change within large organizations. During a career spanning more than 30 years in the chemical industry, she served in executive roles with Celanese, Hoechst, H. B. Fuller and Flint Ink, a global printing ink supplier for publication and packaging, where she served as President and Chief Operating Officer from 2003-2005. Since 2005, Ms. Welty has served as an executive advisor to private equity firms in transactions involving specialty chemical companies, providing advice on business valuations, due diligence, and value creation strategies. Since 2007 she has served on the board of directors of Vertellus, a global specialty chemical manufacturer serving the agriculture, nutrition, health care, personal care, plastics, inks and coatings market, with over half of its sales derived outside North America. She serves on both the compensation and audit committees of Vertellus. Ms. Welty holds a degree in Chemical Engineering from the University of Kansas.

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the largest coal producer in Central Appalachia and is included in the S&P 500 Index.

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